SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  May 3, 2001

                        INTERCOUNTY BANCSHARES, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
---------------------------    -------------------   --------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441

Item 5.  News Release.

The following was contained in a press release issued by InterCounty Bancshares, Inc., on or about May 3, 2001.



           Bacon & Associates Joins NB&T Insurance Agency


It was announced by NB&T Insurance Agency, Inc. that Bacon & Associates Agency, Inc. of Wilmington, Ohio and Bacon & Dettwiller Affiliated Insurance Agencies, Inc. in Greenfield, Ohio have signed an agreement to be acquired by The National Bank and Trust Company, after which they will be merged into the NB&T Insurance Agency.

In making the announcement 	George R. Phillips, president of NB&T Insurance
Agency, said, "We are extremely pleased to have another family-operated business become part of our agency. The Bacon agencies bring with them a staff of quality people who understand the importance of personal service and what that means to clients," he said. "When you consider the other financial services we now have available, we can truly serve the total financial needs of our clients," Phillips said.

Larry D. Bacon, president of the Bacon agencies, stated, "With the changes that are occurring in the financial services industry, we felt it was necessary to expand the financial products and services we are able to offer our clients beyond traditional insurance. This led us to consider a merger with another agency which has those kinds of resources," he said. "NB&T Insurance Agency, as a subsidiary of The National Bank and Trust Company, allows us to offer our clients access to banking, investments, trust services and financial planning," Bacon said.

The transaction, structured as a purchase of the shares of the two agencies for cash, followed by a merger, is expected to be completed later this month. NB&T Insurance Agency is the result of the 1998 acquisition by National Bank and Trust of the Phillips Insurance Agency of Wilmington and the Arnold Jones Agency of Waynesville, which were merged in 1999. National Bank and Trust with assets of $600 million, has offices located in Clinton, Brown, Clermont, Warren and Highland Counties. Recently, National Bank and Trust announced plans to expand its locations this summer to include West Union and Washington Court House, Ohio.




                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     INTERCOUNTY BANCSHARES, INC.



                                     By: /s/ Charles L. Dehner
                                         ----------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  May 4, 2001